COM2000, INC. - SUBSCRIPTION AGREEMENT

WHEREAS:

A. The Company desires to issue a maximum of __________ shares of Common Stock of the Company at a price of $0.__ per share (hereinafter the "Shares"); and

B. Buyer desires to acquire the number of Shares set forth below.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set-forth, the parties hereto do hereby agree as follows:

The undersigned __________________________________________________ (“Buyer”)
subscribes for ______________ Shares of Common Stock of Com2000, Inc. (the “Company”),
at USD $0. per share.
The total subscription amount is USD $______________.

*Please make checks and wire transfers payable to:   Com2000, Inc. (ALL FUNDS MUST BE DENOMINATED IN UNITED STATES CURRENCY) , with the following bank account information for payment and wire transfer:
Bank Name: USBank

Address: USBank Place, Minneapolis, MN 55480, USA

Routing #: 121201694

Swift #: USBKUS44IMT

Account Name: Com2000, Inc.

Account Number: 153759040337

Representations, warrants and covenants

Buyer hereby represents warrants, covenants and agrees as follows:

•	Buyer is at least eighteen (18) years of age with an address as set forth in this Subscription Agreement.
•	Buyer hereby acknowledges receipt of a copy of the Prospectus relating to this offering and the Shares which is on file with the United States Securities and Exchange Commission ("SEC") and represents and warrants that, in making his investment in the Shares, it is not relying upon any representations by the Company or its representatives other than those contained in the Prospectus.
•	Buyer understands that his or her investment in the Shares is speculative and involves a high degree of risk and is not recommended for any person who cannot afford a total loss of the investment. Buyer has such knowledge and experience in finance, securities, investments, including investment in non-listed securities, and other business matters so as to be able to protect its interests in connection with this transaction Buyer is able to bear the economic risks of an investment in the Offering and at the present time can afford a complete loss of such investment.
•	Buyer acknowledges that no market for the Shares presently exists and none may develop in the future and accordingly Buyer may not be able to liquidate its investment.
•	The Shares are being purchased solely for Buyer’s own account and not for the account of others and for investment purposes only and are not being purchased with a view to or for the transfer, assignment, resale or distribution thereof, in whole or part. Buyer has no present plans to enter into any contract, undertaking, agreement or arrangement with respect to the transfer, assignment, resale or distribution of any of the Shares.

Representations, warrants and covenants

The Company hereby represents warrants, covenants and agrees as follows:

•	The Company is a corporation duly organized, existing and in good standing under the laws of the State of Nevada and has the corporate power to conduct the business which it conducts and proposes to conduct.

•	Upon issue, the Shares will be duly and validly issued, fully paid and non-assessable common shares in the capital of the Company.

It is understood that this subscription is not binding upon the Company until accepted by the Company, and that the Company has the right to accept or reject this subscription, in whole or in part, in its sole and complete discretion.  If this subscription is rejected in whole, the Company shall return to Buyer, without interest, the Payment tendered by Buyer, in which case the Company and Buyer shall have no further obligation to each other hereunder.  In the event of a partial rejection of this subscription, Buyer’s Payment will be returned to Buyer, without interest, whereupon Buyer agrees to deliver a new payment in the amount of the purchase price for the number of Shares to be purchased hereunder following a partial rejection of this subscription.

Buyer hereby authorizes and directs the Company to deliver the securities to be issued to such Buyer pursuant to this Subscription Agreement to Buyer’s address indicated below.

Notwithstanding the place where this Subscription Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed in accordance with and governed by the laws of the State of Nevada, without giving effect to principles of conflicts of law.

The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Subscription Agreement.

IN WITNESS WHEREOF, this Subscription Agreement has been executed and delivered by the Buyer and by the Company on the respective dates set forth below.

Executed this _____ day of _______________, 2021.

Full Name of Buyer	_____________________________________

SIGNATURE OF BUYER	_____________________________________

Address of Buyer	_____________________________________

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